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                                                                    EXHIBIT 4(M)


                               Russell Corporation
                 2000 Non-Employee Directors' Compensation Plan


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                               Russell Corporation

                          2000 Non-Employee Directors'
                                Compensation Plan

                            Effective August 1, 2000






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                               Russell Corporation
                 2000 Non-Employee Directors' Compensation Plan


Article 1.   Establishment, Objectives and Duration

1.1. Establishment of the Plan. Russell Corporation, an Alabama corporation (the "Company") hereby establishes the Russell Corporation 2000 Non-Employee Directors' Compensation Plan (the "Plan"), effective August 1, 2000 (the "Effective Date") which was duly approved by the Board of Directors of the Company (the "Board") on July 26, 2000 and shall be presented for approval by the shareholders of the Company at the next regularly scheduled annual meeting of the Company's shareholders following the Effective Date.

1.2. Objectives of the Plan. The Plan is intended to allow Eligible Directors of the Company to acquire or increase equity ownership in the Company, thereby strengthening their commitment to the success of the Company, aligning their interests with those of the shareholders of the Company, and to assist the Company in attracting and retaining experienced and knowledgeable individuals to serve as directors.

1.3. Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 10 hereof, until the earlier of (a) the 10 year anniversary of the Effective Date and (b) the date all Shares subject to the Plan shall have been delivered according to the Plan's provisions; provided that the Plan shall remain in effect with respect to and shall govern any grants made hereunder including any amounts deferred in connection with such grants.

1.4. Prior Plan. Effective August 1, 2000 no new grants will be made under the Russell Corporation 1997 Non-Employee Directors' Stock Grant, Stock Option and Deferred Compensation Plan (the "Prior Plan"). Any grants made under the Prior Plan shall continue to be subject to the terms and conditions of the Prior Plan; provided, that, the Prior Plan shall remain in effect with respect to and shall govern any grants made under the Prior Plan including any amounts deferred thereunder.

Article 2.   Definitions

        Whenever used in the Plan, the following terms shall have the meanings set forth below:

2.1. "Annual Fee" shall mean that portion of the Retainer payable to an Eligible Director in cash, which initially shall be $35,000 per year payable in four quarterly installments in an amount equal to $8,750, as well as any additional cash payments made to an Eligible Director with respect to committee service or other service to the Board without regard to any election pursuant to
Article 7.

2.2. "Annual Meeting of Shareholders" means the regularly scheduled annual meeting of the Company's shareholders.


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2.3.     "Annual Option Grant" shall mean that portion of the Retainer payable to an Eligible Director in Options without regard to any election pursuant to
Article 7.

2.4.     "Article" means an Article of the Plan.

2.5. "Beneficial Owner" has the meaning specified in Rule 13d-3 of the SEC under the Exchange Act.

2.6.     "Board" has the meaning set forth in Section 1.1.

2.7. "Cause" means (i) an Eligible Director's conviction of a felony or other crime involving fraud, dishonesty or moral turpitude; (ii) willful or reckless material misconduct in the performance of his or her duties as a Director; or (iii) habitual neglect of duties; provided, that an Eligible Director who agrees to resign his position on the Board in lieu of being removed for Cause, may be deemed to have been removed for Cause for purposes of this Plan.

2.8. "Change of Control" means, unless otherwise defined in an Option Agreement, any one or more of the following:

         any person (as such term is used in Rule 13d-5 of the SEC under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a Subsidiary, any employee benefit plan (or any related trust) of the Company or any of its Subsidiaries or any Excluded Person, becomes the Beneficial Owner of 20% or more of the common stock of the Company or of Voting Securities representing 20% or more of the combined voting power of the Company (such a person or group, a "20% Owner"), except that (i) no Change of Control shall be deemed to have occurred solely by reason of such beneficial ownership by a corporation with respect to which both more than 70% of the common stock of such corporation and Voting Securities representing more than 70% of the aggregate voting power of such corporation are then owned, directly or indirectly, by the persons who were the direct or indirect owners of the common stock and Voting Securities of the Company immediately before such acquisition in substantially the same proportions as their ownership, immediately before such acquisition, of the common stock and Voting Securities of the Company, as the case may be and (ii) such corporation shall not be deemed a 20% Owner; or

         the Incumbent Directors cease for any reason to constitute at least two-thirds of the directors of the Company then serving; or

         approval by the stockholders of the Company of a merger, reorganization, consolidation, or similar transaction, or a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of the Company or a plan of liquidation of the Company (any of the foregoing transactions, a "Reorganization Transaction") which, based on information included in the proxy and other written materials distributed to the Company's stockholders in connection with the solicitation by the Company of such stockholder approval, is not expected to qualify as an Exempt Reorganization Transaction; or


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         the consummation by the Company of a Reorganization Transaction that for any reason fails to qualify as an Exempt Reorganization Transaction as of the date of such consummation, notwithstanding the fact that such Reorganization Transaction was expected to so qualify as of the date of such stockholder approval.

Notwithstanding the occurrence of any of the foregoing events, a Change of Control shall not occur with respect to an Eligible Director if, in advance of such event, the Eligible Director agrees in writing that such event shall not constitute a Change of Control.

2.9. "Change of Control Value" means the Fair Market Value of a Share on the date of a Change of Control.

2.10. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and regulations and rulings thereunder. References to a particular section of the Code include references to successor provisions of the Code or any successor statute.

2.11.    "Committee" has the meaning set forth in Article 3.

2.12.    "Common Stock" means the common stock, $0.01 par value, of the Company.

2.13.    "Company" has the meaning set forth in Section 1.1.

2.14. "Deferral Account" means the account or accounts maintained for an Eligible Director pursuant to Section 7.2(c) hereof.

2.15.    "Deferral Date" has the meaning set forth in Section 7.2(c).

2.16. "Deferred Share" means a Share that is granted to an Eligible Director on a deferred basis upon such Eligible Director's election pursuant to Section 7.2(c) hereof.

2.17. "Disability" means a physical or mental condition which, with or without reasonable accommodations and as determined by the Committee in good faith, upon receipt of such medical advice as the Committee deems appropriate, renders an individual unable or incompetent to perform the duties or responsibilities of a director which condition has existed for 180 days and which is expected to be permanent or of indefinite duration.

2.18.    "Effective Date" has the meaning set forth in Section 1.1.

2.19. "Election Year" means the period commencing on the Annual Meeting of Shareholders in any year and ending on the day before the Annual Meeting of Shareholders the following year.

2.20. "Eligible Director" means (i) any individual serving as a director on the Board of Directors of the Company immediately following the Annual Meeting of Shareholders of the Company and (ii) any individual elected or appointed to serve as a director on the Board of


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Directors of the Company at some time other than the Annual Meeting of
Shareholders; provided, that a director who is an officer of the Company or a Subsidiary or otherwise employed by the Company or a Subsidiary shall not be an Eligible Director.

2.21. "Exchange Act" means the Securities Exchange Act of 1934, as amended. References to a particular section of the Exchange Act include references to successor provisions.

2.22. "Excluded Person" means any Person who, along with such Person's Affiliates and Associates (as such terms are defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) is the Beneficial Owner of 15% or more of the Shares outstanding as of the Effective Date, provided that such Person, including such Person's Affiliates and Associates, does not acquire, after the Effective Date hereof, additional Shares in excess of 1% of the then outstanding Shares, exclusive of (i) Shares acquired by such Person and such Person's Affiliates and Associates as a result of stock dividends, stock splits, recapitalizations or similar transactions in which the Company did not receive any consideration for issuing the Shares in question or as a result of repurchases of stock by the Company; (ii) Shares acquired by such Person and such Person's Affiliates and Associates as a result of gifts, devises, bequests and intestate succession; and (iii) Shares acquired by such Person and such Person's Affiliates and Associates as a result of participation by such Person and such Person's Affiliates and Associates in any dividend reinvestment plan, stock option plan or other similar plan or arrangement of the Company.

2.23. "Exempt Reorganization Transaction" means a Reorganization Transaction which results in the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of the Company immediately before such Reorganization Transaction becoming, immediately after the consummation of such Reorganization Transaction, the direct or indirect owners of both more than 70% of the then-outstanding common stock of the Surviving Corporation and Voting Securities representing more than 70% of the aggregate voting power of the Surviving Corporation, in substantially the same respective proportions as such Persons' ownership of the common stock and Voting Securities of the Company immediately before such Reorganization Transaction.

2.24. "Fair Market Value" means (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee, and (b) with respect to Shares, as of any date, (i) the average of the high and low trading prices on such date on the New York Stock Exchange Composite Transactions Tape (or, if no sale of Shares was reported for such date, on the next preceding date on which a sale of Shares was reported), (ii) if the Shares are not listed on the New York Stock Exchange, the average of the high and low trading prices of the Shares on such other national exchange on which the Shares are principally traded or as reported by the NASDAQ Stock Market, or similar organization, or if no such quotations are available, the average of the high bid and low asked quotations in the over-the-counter market; or (iii) in the event that there shall be no public market for the Shares, the fair market value of the Shares as determined by the Committee.

2.25.    "Grant Date" has the meaning set forth in Section 5.1.


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2.26.    "including" or "includes" mean "including, without limitation," or
"includes, without limitation," respectively.

2.27. "Incumbent Directors" means, as of any date, individuals then serving as members of the Board who were members of the Board as of the Effective Date; provided that any subsequently-appointed or elected member of the Board whose election, or nomination for election by stockholders of the Company or the Surviving Corporation, as applicable, was approved by a vote or written consent of at least two-thirds of the directors then comprising the Incumbent Directors shall also thereafter be considered an Incumbent Director, unless the initial assumption of office of such subsequently-elected or appointed director was in connection with (i) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more members of the Board, (ii) a "tender offer" (as such term is used in Section 14(d) of the Exchange Act), (iii) a proposed Reorganization Transaction, or (iv) a request, nomination or suggestion of any Beneficial Owner of Voting Securities representing 15% or more of the aggregate voting power of the Voting Securities of the Company or the Surviving Corporation, as applicable.

2.28. "Mandatory Retirement Age" means the age for mandatory retirement according to the policy of the Board, if any, in place from time to time.

2.29. "Mature Shares" means Shares for which the holder thereof has good title, free and clear of all liens and encumbrances, and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

2.30. "Option" means an option to purchase shares of Common Stock of the Company.

2.31. "Option Agreement" means a written agreement by which an Option is evidenced.

2.32. "Option Price" means the price at which a Share may be purchased by an Eligible Director pursuant to an Option.

2.33. "Option Term" means the period beginning on the Grant Date of an Option and ending on the expiration date of such Option, as specified in the Option Agreement for such Option and as may, consistent with the provisions of the Plan, be extended from time to time by the Committee prior to the expiration date of such Option then in effect.

2.34. "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

2.35.    "Plan" has the meaning set forth in Section 1.1.

2.36.    "Reorganization Transaction" has the meaning set forth in Section
2.8(c).

2.37. "Retainer" shall mean the amount payable to an Eligible Director each year for service on the Board whether payable in cash, Shares or Options as such amount may be set from time


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to time by the Board, which initially shall be a total of $60,000 per year in the form of an Annual Fee in an amount equal to $35,000 per year and an Annual Option Grant (described in Section 6.1) which has value of approximately $25,000 per year.

2.38. "Rule 16b-3" means Rule 16b-3 promulgated by the SEC under the Exchange Act, together with any successor rule, as in effect from time to time.

2.39. "SEC" means the United States Securities and Exchange Commission, or any successor thereto.

2.40. "Section" means, unless the context otherwise requires, a Section of the Plan.

2.41.    "Section 16 Person" means a person who is subject to obligations under
Section 16 of the Exchange Act with respect to transactions involving equity securities of the Company.

2.42.    "Share" means a share of Common Stock.

2.43. "Subsidiary" means (a) any corporation of which more than 50% of the Voting Securities are at the time, directly or indirectly, owned by the Company, and (b) any partnership or limited liability company in which the Company has a direct or indirect interest (whether in the form of voting power or participation in profits or capital contribution) of more than 50%.

2.44.    "Substitute Options" has the meaning set forth in Section 9.3.

2.45. "Surviving Corporation" means the corporation resulting from a Reorganization Transaction or, if Voting Securities representing at least 50% of the aggregate voting power of such resulting corporation are directly or indirectly owned by another corporation, such other corporation.

2.46. "Termination of Affiliation" occurs on the first day on which an individual is for any reason no longer serving as a Director of the Company.

2.47. "Voting Securities" of a corporation means securities of such corporation that are entitled to vote generally in the election of directors, but not including any other class of securities of such corporation that may have voting power by reason of the occurrence of a contingency.

Article 3.  Administration

3.1. Committee. Subject to Article 10, and to Section 3.2, the Plan shall be administered by the Board, or a committee of the Board appointed by the Board to administer the Plan ("Plan Committee"). The number of members of the Plan Committee shall from time to time be increased or decreased, and shall be subject to such conditions, in each case as the Board deems appropriate to permit transactions in Shares pursuant to the Plan to satisfy such conditions of applicable securities or other laws then in effect. Any references herein to "Committee" are references to the Board or the Plan Committee, as applicable.


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3.2.     Powers of Committee. Subject to the express provisions of the Plan, the
Committee has full and final authority and sole discretion as follows:

         to determine the terms and conditions applicable to each Option, Deferral Account, Deferred Share and other benefit hereunder including, but not limited to, the Option Price, the Option Term;

         to construe and interpret the Plan and to make all determinations necessary or advisable for the administration of the Plan;

         to make, amend, and rescind rules relating to the Plan, including rules with respect to the exercisability and nonforfeitability of Options and Deferred Shares upon the Termination of Affiliation of an Eligible Director;

         to determine the terms and conditions of all Option Agreements and, with the consent of the Eligible Director, to amend any such Option Agreement at any time, among other things, to permit transfers of Options to the extent permitted by the Plan; provided that the consent of the Eligible Director shall not be required for any amendment which
         (i) does not adversely affect the rights of the Eligible Director, or
         (ii) is necessary or advisable (as determined by the Committee) to carry out the purpose of the grant Options as a result of any new, or change in existing, applicable law;

         to accelerate the exercisability (including exercisability within a period of less than six months after the Grant Date) of, and to accelerate or waive any or all of the terms and conditions applicable to, any Option or any group of other benefits hereunder for any reason and at any time, including in connection with a Termination of Affiliation;

         subject to Sections 1.3 and 5.2, to extend the time during which any Option or other benefit may be exercised;

         to delegate to officers, employees or independent contractors of the Company matters involving the routine administration of the Plan and which are not specifically required by any provision of this Plan to be performed by the Committee;

         to impose such additional terms and conditions upon the grant, exercise or retention of Options and other grants as the Committee may, before or concurrently with the grant thereof, deem appropriate; and

         to take any other action with respect to any matters relating to the Plan for which it is responsible.

All determinations on any matter relating to the Plan, any Option Agreement, Deferral Election, Deferred Shares Deferral Account, or other agreement under the Plan may be made in the sole


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and absolute discretion of the Committee, and all such determinations of the
Committee shall be final, conclusive and binding on all Persons. No member of the Committee shall be liable for any action or determination made with respect to the Plan or any Annual Option Grant.

3.3. Majority Rule. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority present at a meeting at which a quorum is present or any action taken without a meeting evidenced by a writing executed by a majority of the whole Committee shall constitute the action of the Committee.

3.4. Company Assistance. The Company shall supply full and timely information to the Committee on all matters relating to Eligible Directors and such pertinent facts related thereto as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

3.5. Plan Operation in Compliance with Rule 16b-3 of the 1934 Act. The Plan shall be interpreted and administered to comply with Rule 16b-3 promulgated under the 1934 Act, as then applicable to the Company's employee benefit plans.

Article 4. Shares Subject to the Plan

4.1.     Number of Shares Available. Subject to adjustment as provided in
Section 4.2, the number of Shares hereby reserved for delivery under the Plan is the sum of (a) three hundred thousand (300,000) Shares, and (b) the Shares previously reserved for delivery under the Prior Plan reduced by the number of Shares issued pursuant to Awards under such Prior Plan; provided, that Annual Option Grants made prior to the presentation of this Plan for approval by shareholders at the next Annual Meeting of Shareholders following the Effective Date shall be made solely from treasury shares; provided further, that following the presentation for approval at the Annual Meeting of Shareholders, Annual Option Grants shall be made only if shareholders approve the Plan at such meeting. If any Shares (whether subject to or received pursuant to an Annual Option Grant under this or any other Plan, purchased on the open-market or otherwise obtained) are applied as payment to the Company in connection with the exercise of an Annual Option Grant hereunder, or the withholding of taxes related thereto, such Shares shall reduce the number of Shares treated as issued under this Plan. The Committee may from time to time determine the appropriate methodology for calculating the number of Shares issued pursuant to the Plan.

4.2. Adjustments in Authorized Shares. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event that occurs at any time after the Effective Date affects the Shares such that any adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of
(i) the number and type of Shares (or other securities or property of the Company or any Person that is a party to a Reorganization Transaction with the Company) with respect to which Options or


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Shares may be granted, (ii) the number and type of Shares (or other securities or property of the Company or any Person that is a party to a Reorganization Transaction with the Company) subject to outstanding Options, and (iii) the grant or exercise price with respect to any Option or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Option or the substitution of other property for Shares subject to an outstanding Option; provided, that the number of Shares subject to any Option denominated in Shares shall always be a whole number.

Article 5. General Conditions of Options

5.1. Grant Date. The Grant Date of Options received (a) pursuant to an Annual Option Grant shall be the date of the Annual Meeting of Shareholders in the calendar year to which such grant relates or such later date as specified by the Committee in the Option Agreement and (b) in lieu of cash in accordance with an Eligible Director's election pursuant to Article 7 shall be the date of the Annual Meeting of Shareholders for the calendar year to which such election related unless otherwise provided in the Option Agreement.

5.2. Term. Subject to the following proviso, the Option Term shall be 10 years from the Grant Date, and shall be subject to earlier termination as herein specified; provided, that any deferral of a cash payment or of the delivery of Shares with respect to an Option that is exercised within ten years may, if so permitted, extend more than 10 years after the Grant Date of the Annual Option Grant to which the deferral relates.

5.3. Option Agreement. The terms and conditions of each Option shall be set forth in an Option Agreement.

5.4. Option Price. The Option Price of an Option under this Plan shall be 100% of the Fair Market Value of a Share on the Grant Date; provided, however, that any Option granted as a Substitute Option pursuant to Section 9.3 may be granted at such Option Price as the Committee determines to be necessary to achieve preservation of economic value as provided in Section 9.3.

5.5. Restrictions on Share Transferability. The Committee may include in the Option Agreement such restrictions on any Shares acquired pursuant to the exercise or vesting of an Option as it may deem advisable, including restrictions under applicable federal securities laws.

5.6. Exercise. Unless otherwise specified in the Option Agreement, Options (whether from an Annual Grant or pursuant to an Eligible Director's election pursuant to Article 7) shall become fully exercisable on the first to occur of the following: (a) the one-year anniversary of the Grant Date, (b) an Eligible Director's death, (c) Termination of Affiliation on account of Disability, (d) a Change of Control of the Company, (e) mandatory retirement upon attaining Mandatory Retirement Age, and (f) retirement upon attaining age 65.


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5.7.     Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares made by cash, personal check or wire transfer or, subject to the approval of the Committee, any one or more of the following means:

         Mature Shares, valued at their Fair Market Value on the date of exercise; or

         pursuant to procedures approved by the Committee, through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Eligible Director has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares.

5.8. Termination of Affiliation. Except as otherwise provided in an Option Agreement (including an Option Agreement as amended by the Committee), and subject to the provisions of Section 9.1, the extent to which the Eligible Director shall have the right to exercise an Option following Termination of Affiliation shall be determined in accordance with the following provisions of this Section 5.8.

         For Cause. If an Eligible Director has a Termination of Affiliation for Cause, any unexercised Option shall terminate effective immediately upon such Termination of Affiliation for Cause;

         On Account of Death, Disability, Retirement or Mandatory Retirement. If an Eligible Director has a Termination of Affiliation on account of death, disability, voluntary retirement on or after attaining age 65 or upon attaining Mandatory Retirement Age, any unexercised Option whether or not exercisable immediately before such Termination of Affiliation, may be exercised, in whole or in part, at any time after such Termination of Affiliation (but in either case only during the Option Term) by the Eligible Director or, after his or her death, by (i) his or her personal representative or the person to whom the Option is transferred by will or the applicable laws of descent and distribution, or (ii) the Eligible Director's beneficiary designated in accordance with Article 8.

         Involuntary Removal. If an Eligible Director is removed by the Company other than for Cause including, but not limited to, the Company's decision not to reslate such Eligible Director for reelection, any unexercised Option whether or not exercisable immediately before such Termination of Affiliation, may be exercised in whole or in part, at any time within the first six (6) months following such Termination of Affiliation (but only during the Option Term) by the Eligible Director or, after his death or her death, by (i) his or her personal representative or the person to whom the Option is transferred by will or the applicable laws of descent or distribution, or (ii) the Eligible Director's beneficiary designated in accordance with Article 8.

         Any Other Reason. If an Eligible Director has a Termination of Affiliation for any other reason including, but not limited to, failure to be reelected to the Board or voluntary resignation including failure to run for reelection, any unexercised Option to the extent exercisable immediately before such Termination of Affiliation, shall remain exercisable in whole or in part for six (6) months after such Termination of Affiliation (but only during the Option Term) by the Eligible Director or, after his or her death, by (A) his or her personal


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representative or the person to whom the Option is transferred by will or the applicable laws of descent and distribution, or (B) the Eligible Director's beneficiary designated in accordance with Article 8.

5.9.     Nontransferability of Annual Option Grants.

         (a) Except as provided in Section 5.9(c) below, each Option shall be exercisable only by the Eligible Director during the Eligible Director's lifetime, or, if permissible under applicable law, by the Eligible Director's guardian or legal representative or by a transferee receiving such Annual Option Grant pursuant to a qualified domestic relations order (a "QDRO") as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974 or the rules thereunder.

         (b) Except as provided in Section 5.9(c) below, no Option (prior to the time Shares are issued) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Eligible Director otherwise than by will or by the laws of descent and distribution or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

         (c) To the extent and in the manner permitted by the Committee, and subject to such terms and conditions as may be prescribed by the Committee, an Eligible Director may transfer an Option to (i) a spouse, sibling, parent or lineal descendant (including a lineal descendant by adoption) (any of the foregoing, an "Immediate Family Member") of the Eligible Director; (ii) a trust, the primary beneficiaries of which consist exclusively of the Eligible Director or Immediate Family Members, or (iii) a corporation, partnership or similar entity, the owners of which consist exclusively of the Eligible Director or Immediate Family Members of the Eligible Director.

Article 6. Annual Option Grants

6.1. Subject to the terms and provisions of this Plan, commencing on the Effective Date and thereafter immediately following the Annual Meeting of Shareholders in each subsequent year, each Eligible Director shall automatically receive an Option to purchase a number of Shares equal to (a) multiplied by (b) and divided by (c) where: (a) equals $15,000 on the Effective Date and thereafter, $25,000, (b) equals four (4) and (c) equals the Fair Market Value of Shares as of the date of the Annual Meeting of Shareholders; provided, that fractional Shares shall be rounded up to the next larger whole number of Shares. An Eligible Director who is not initially elected at the Annual Meeting of Shareholders shall, within ten (10) days of becoming an Eligible Director, receive a pro rata portion of the Annual Option Grant to purchase a number of Shares equal to (x) multiplied by (y) and divided by (z) where: (x) equals $25,000, (y) equals the number of full and partial quarters remaining until the next Annual Meeting of Shareholders and (z) equals the Fair Market Value of Shares as of the Grant Date; provided that fractional Shares shall be rounded up to the next larger whole number of Shares.

Article 7.  Annual Fees

7.1. Annual Fees. The Company shall pay each Eligible Director an Annual Fee in such amount as may be set by the Board from time to time; provided, that such Annual Fee shall be payable in equal quarterly installments (each an "Quarterly Fee Installment," collectively "Quarterly Fee Installments") on March 31, June 30, September 30, and December 31, commencing on the first such date following the Effective Date and; provided further, that Eligible Directors shall receive such Quarterly Fee Installment only if serving on the Board as an Eligible Director on the date such Quarterly Fee Installment is due and payable. The Annual Fee shall be payable in cash unless an election to receive an alternative form of payment pursuant to Sections 7.2 & 7.3 has been properly filed with the Company's secretary as set forth below.

7.2. Alternative Forms of Payment. In lieu of receiving the Annual Fee in cash Quarterly Fee Installments as described in 7.1 above, an Eligible Director may elect in accordance with Section 7.3 to receive all or a portion of the Annual Fee in any one or any combination of the following alternative forms of payment:

         Shares. An Eligible Director may elect to receive quarterly installments of Shares; provided, that the number of Shares delivered each quarter shall be equal to the portion of the Quarterly Fee Installment subject to such Eligible Director's election and otherwise payable on that date divided by the Fair Market Value of Shares on the date the Quarterly Fee Installment is due; provided further, that only whole Shares shall be delivered to such Eligible Director and the remainder shall be payable in cash;

         Options. An Eligible Director may elect to receive an Option to purchase a number of Shares equal to (i) the Annual Fee or portion thereof subject to the election, multiplied by (ii) four (4), and (iii) divided by the Fair Market Value of a Share as of the Annual Meeting of Shareholders in the calendar year to which the election relates.

         Deferred Shares. An Eligible Director may elect to receive Shares on a deferred basis ("Deferred Shares"). Upon an election under this Section 7.2(c), quarterly installments of a number of Shares (including whole and fractional Shares) equal to the amount of the Quarterly Fee Installment subject to such election divided by the Fair Market Value of a Share on the date such Quarterly Fee Installment is due shall be credited to a separate account (the "Deferral Account") on the date such Quarterly Fee Installment is due. The Eligible Director shall specify a date (the "Deferral Date") that is at least two years after the date of such election to receive Shares from the Deferral Account; provided, that Shares in the Deferral Account shall be delivered immediately upon the Eligible Director's Termination of Affiliation for any reason and, provided further, that to the extent the number of Shares to be delivered includes fractional Shares, such fractional amounts shall be payable in cash.

7.3. Form of Election. All elections made pursuant to this Article 7 shall be made in accordance with this Section 7.3 as follows:

         An Eligible Director may elect with respect to any Election Year to receive all or a portion of the Annual Fee due in such Election Year in any of the alternative forms set forth in Section 7.2 above, by completing a form (the "Election Form") designating in increments of at least ten percent (10%) the portion of the Annual Fee due in such Election Year that is subject to such election, identifying the alternative form of payment and, if applicable, the Deferral Date and filing the Election Form with the Company's Secretary.

         An individual who is an Eligible Director as of the Effective Date of this Plan may make such election with respect to Quarterly Fee Installments not payable as of the date of the election and filing it with the Company's Secretary at any time within the first thirty (30) days following the Effective Date. Such Election shall be irrevocable through the Election Year and remain in effect until the next Election Form is filed.

         For Election Years commencing after the Effective Date, elections must be made by filing the Election Form prior to the beginning of the Election Year to which such election relates. Such election may be modified or revoked at any time before the beginning of the Election Year to which it relates by filing a new Election Form. Elections shall become irrevocable as of the date of the Annual Meeting of Shareholders at the beginning of the Election Year to which such election relates, remain irrevocable through that Election Year, and shall remain in effect until the next Election Form is filed.

         An individual who first becomes an Eligible Director at the Annual Meeting of Shareholders at the start of the Election Year or who is appointed or elected at some time after the Election Year commences shall make such election within thirty (30) days of becoming an Eligible Director and shall be effective with respect to any portions of the Annual Fee not due and payable as of the date of the election. Such Election shall be irrevocable through the Election Year and shall remain in effect until the next Election Form is filed.

Article 8.  Beneficiary Designation

        Each Eligible Director under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Eligible Director, shall be in a form prescribed by the Company, and will be effective only when filed by the Eligible Director in writing with the Company during the Eligible Director's lifetime. In the absence of any such designation, benefits remaining unpaid at the Eligible Director's death shall be paid to the Eligible Director's estate.

Article 9.  Change of Control and Certain Corporate Transactions

9.1. Change of Control. If a Change of Control occurs, any unexercised Option, whether or not exercisable on the date of such Change of Control, shall thereupon be fully exercisable and may be exercised, in whole or in part.

9.2.     Pooling of Interests Accounting. If the Committee determines:

         that the consummation of a sale or merger of the Company (a "Closing") is reasonably likely to occur but for the circumstances described in this Section;

         that, based on the advice of the Company's independent accountants and such other factors that the Committee deems relevant, the grant of any Option or exercise of some or all outstanding Options or any other grant hereunder would preclude the use of pooling of interests accounting ("pooling") after the Closing; and

         the preclusion of pooling can reasonably be expected to have a material adverse effect on the terms of such sale or merger or on the likelihood of a Closing (a "Pooling Material Adverse Effect"),

then the Committee may:

(i) make adjustments to such Options (including the substitution, effective upon such Closing, of Options denominated in shares or other equity securities of another party to such proposed sale or merger transaction) or other grant prior to the Closing so as to permit pooling after the Closing,

(ii) cause the Company to pay the benefits attributable to such Option (including for this purpose not only the spread between the then Fair Market Value of the Shares subject to such Option and the Option Price applicable thereto, but also the additional value of such Options in excess of such spread, as determined by the Committee) or other grant in the form of Shares if such payment would not cause the transaction to remain or become ineligible for pooling; or

(iii) provided that the Committee has determined, based on the advice of the Company's independent accountants and such other factors that the Committee deems relevant, that no reasonable alternative is available to the Company to prevent such a Pooling Material Adverse Effect, cancel any or all such Options or other grant without the consent of any affected Eligible Director.

9.3. Substituting Options in Certain Corporate Transactions. In connection with the Company's acquisition, however effected, of another corporation or entity (the "Acquired Entity") or the assets thereof, the Committee may, at its discretion, grant Options ("Substitute Options") associated with the stock or other equity interest in such Acquired Entity ("Acquired Entity Option") held by such Eligible Director immediately prior to such Acquisition in order to preserve for Eligible Director the economic value of all or a portion of such Acquired Entity Option at such price as the Committee determines necessary to achieve preservation of economic value. Any shares issued pursuant to substitute options under this section shall be in addition to the Shares under Section 4.1 hereof.

Article 10.  Amendment, Modification, and Termination

10.1. Amendment, Modification, and Termination. Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part without the approval of the Company's stockholders.

10.2. Adjustments Upon Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of Options in recognition of unusual or nonrecurring events (including the events described in Section 4.2) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

10.3. Options Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment or modification of the Plan shall adversely affect in any material way any Option previously granted under the Plan, without the written consent of the Eligible Director who holds such Option, provided that to the extent any Option shall be adversely affected by any amendment or restatement to the Plan, the provisions of the Plan in effect as of the date of Grant of such Option shall prevail.

Article 11.  Additional Provisions

11.1. Successors. All obligations of the Company under the Plan with respect to benefits granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business or assets of the Company.

11.2. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

11.3. Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

11.4. Requirements of Law. The granting of Options and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required. Notwithstanding any provision of the Plan or any Option Agreement, Eligible Directors shall not be entitled to exercise and the Company shall not be obligated to deliver any Shares or other benefits to an Eligible Director, if such exercise or delivery would constitute a violation by the Eligible Director or the Company of any applicable law or regulation.

11.5. Notification under Code Section 83(b). If the Eligible Director, in connection with a grant hereunder makes the election permitted under Section 83(b) of the Code to include in such Eligible Director's gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Eligible Director shall notify the Company of such election within 10 days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Committee may, in connection with the grant or at any time thereafter prior to such an election being made, prohibit an Eligible Director from making the election described above.

11.6. Securities Law Compliance. If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any stock exchange upon which Shares may be listed, the Committee may impose any restriction on Shares acquired pursuant to grants hereunder as it may deem advisable. All certificates for Shares delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which Shares are then listed, any applicable securities law, and the Committee may cause a legend or legends to be placed on any such certificates to refer to such restrictions. If so requested by the Company, the Eligible Director shall represent to the Company in writing that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933 or unless he or she shall have furnished to the Company evidence satisfactory to the Company that such registration is not required.

If the Committee determines that the exercise of, or delivery of Shares would violate any applicable provision of securities laws or the listing requirements of any stock exchange upon which any of the Company's equity securities are then listed, then the Committee may postpone any such exercise or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise or delivery to comply with all such provisions at the earliest practicable date.

11.7. No Rights as a Stockholder. An Eligible Director shall not have any rights as a stockholder with respect to the Shares which may be deliverable until such shares have been delivered to him or her.

11.8. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Alabama other than its laws respecting choice of law.